Exhibit 99.1

Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2010
FINANCIAL RESULTS

▪	Fourth quarter sales of $283 million, up 10.4%; full year sales up 9.6% to $1,133 million
▪	Fourth quarter diluted EPS of $0.21; full year EPS up 32% per diluted share to $.95
▪	2011 EPS guidance of $1.15 to $1.30 per diluted share; up 20% to 35%

BRISTOL, Conn., February 18, 2011 — Barnes Group Inc. (NYSE: B), a diversified global manufacturer and logistical services company, today reported financial results for the fourth quarter and full year 2010. Fourth quarter 2010 sales totaled $283.3 million, up 10.4 percent from $256.5 million in the fourth quarter of 2009. Net income of $11.5 million, or $0.21 per diluted share, compared to net income of $6.2 million, or $0.11 per diluted share in the fourth quarter of 2009. Fourth quarter 2009 results included $1.3 million of after-tax charges for restructuring actions.

For 2010, Barnes Group achieved sales of $1,133 million, up 9.6 percent. Net income was $53.3 million, or $0.95 per diluted share, compared to net income of $39.0 million, or $0.72 per diluted share, in 2009. The 2009 full year results included $5.7 million of after-tax charges for restructuring actions.

“Barnes Group had a solid year in 2010. The investments we’ve made through the global recession are coming to fruition with meaningful growth in sales and profitability in 2010. Although the fourth quarter has traditionally been challenging given the seasonality of some of our businesses, we are pleased with our results and plan to build on this momentum,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc.

($ millions; except	Three months ended December 31,					Twelve months ended December 31,
per share data)	2010	2009	Change			2010	2009	Change
Net Sales	$283.3	$256.5	$26.8	10.4%		$1,133.2	$1,034.2	$99.0	9.6%
Operating Income	$18.3	$11.4	$7.0	61.6%		$86.5	$60.5	$26.0	43.0%
% of Sales	6.5%	4.4%	-	2.1	pts.	7.6%	5.9%	-	1.7	pts.
Net Income	$11.5	$6.2	$5.3	85.7%		$53.3	$39.0	$14.3	36.6%
% of Sales	4.1%	2.4%	-	1.7	pts.	4.7%	3.8%	-	0.9	pts.

Net Income Per Diluted Share	$0.21	$0.11	$0.10	90.9%		$0.95	$0.72	$0.23	31.9%

Logistics and Manufacturing Services
•
Fourth quarter 2010 sales were $135.8 million, up 6 percent from $128.6 million in the same period last year. The increase in sales was driven by growth in the North American distribution businesses and modest improvement in the aerospace aftermarket business. Sales in the Company’s European-based distribution business were flat net of foreign exchange. Foreign currency translation negatively impacted fourth quarter 2010 sales by $1.8 million.

Barnes Group Inc. / 2

•
Operating profit of $7.6 million for the fourth quarter of 2010 was up 47 percent compared to the prior year period operating profit of $5.2 million. Operating profit improved primarily due to an increase in sales volumes from the North American distribution businesses, and to a lesser extent the aerospace aftermarket, and was partially offset by higher product and employee-related costs.

•
Full year 2010 sales were $548.5 million, up 2 percent from $539.1 million in 2009. The increase was primarily a result of organic sales growth from end-market improvements in the North American distribution businesses. Aerospace aftermarket sales decreased from 2009 reflecting the continued trend of deferred maintenance. Foreign currency translation negatively impacted sales of $1.1 million in 2010.

•
Full year 2010 operating profit decreased 16 percent to $36.9 million from 2009 primarily due to lower sales from the Company’s higher margin aerospace aftermarket business, continued investments to benefit sales force productivity in the distribution businesses, and the impact of higher product and employee-related costs. The segment benefited from volume increase from the North American distribution businesses as industrial and automotive end-markets showed improvements from 2009.

Precision Components
•
Fourth quarter 2010 sales were $149.5 million, up 15 percent from $129.9 million in the same period last year. The increase in sales was primarily a result of continued improving market conditions in industrial manufacturing and transportation businesses based in North America and Europe. Sales in the aerospace original equipment manufacturing business were relatively flat compared to the fourth quarter of 2009. Foreign exchange negatively affected sales by $1.3 million in the fourth quarter.

•
Operating profit for the fourth quarter of 2010 was $10.7 million, up 74 percent from the fourth quarter of 2009. Operating profits improved primarily as a result of an increase in sales volumes from the industrial manufacturing and transportation businesses based in North America and Europe and lower cost structures partially offset by costs to meet increased customer demand and employee-related costs. Additionally, fourth quarter 2009 results included $3.6 million (pre-tax) of severance and plant consolidation charges.

•
Full year 2010 sales were $595.9 million, up 19 percent from $501.5 million in 2009. The increase was primarily a result of increased sales in the industrial manufacturing businesses based in North America and Europe as well as general market improvements in the transportation industry, including automotive. Sales in the aerospace OEM business were relatively flat in 2010 compared to 2009. The impact of foreign currency translation increased sales by approximately $0.7 million in 2010.

•
Full year 2010 operating profit was $49.6 million compared to $16.6 million in 2009. Operating profit improvements in 2010 were due primarily to the profit impact of higher sales levels, lower cost structures resulting from previous actions and lean initiatives. These improvements in operating profit were partly offset by additional costs resulting from higher demand including employee-related costs, such as incentive compensation and temporary labor. In addition, the 2009 results included approximately $10.7 million (pre-tax) in restructuring charges primarily for employee termination costs and asset write-downs associated with moving the operations of two facilities.

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Additional Information
•
For the full year 2010, other expenses (income), net was expenses of $2.5 million, compared to income of $2.0 million the prior year. The income in 2009 resulted primarily from a $3.8 million gain on the repurchase of certain convertible subordinated notes.

•
The Company’s effective tax rate from continuing operations for 2010 was 16.8 percent compared with 2.4 percent in 2009. The increase in the 2010 effective tax rate from 2009 was due primarily to a shift in the mix of income derived from higher taxing jurisdictions and the repatriation in 2010 of a portion of current year foreign earnings to the U.S in the amount of $7.5 million.

2011 Outlook
“As we look ahead to 2011, we remain committed to expanding our geographic reach and enhancing our product offerings to customers worldwide. We believe that our focus on driving profitable sales growth, together with continued stabilization and growth in our end-markets, will benefit us in the future. We expect our top-line to grow 5 to 8 percent and earnings per diluted share to be in the range of $1.15 to $1.30”, said Christopher J. Stephens Jr., Senior Vice President, Finance and Chief Financial Officer.

Conference Call
The Company will conduct a conference call with investors to discuss fourth quarter and full year 2010 results at 8:30 a.m. EST today, February 18, 2011. A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com.

Barnes Group Inc. (NYSE:B) is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support. Founded in 1857, approximately 4,900 dedicated employees at more than 67 locations worldwide are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com. Barnes Group, the Critical Components People.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements are made based upon management’s good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as “anticipated,” “believe,” “expect,” “plans,” “strategy,” “estimate,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; restructuring costs or savings; introduction or development of new products or transfer of work; changes in raw material or product prices and availability; foreign currency exposure; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; the outcome of pending and future claims or litigation or governmental, regulatory proceedings, investigations, inquiries, and audits; uninsured claims and litigation; outcome of contingencies; future repurchases of common stock; future levels of indebtedness; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Chris Stephens – 860/583-7070

###

Barnes Group Inc. / 4

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended December 31,			Twelve months ended December 31,
	2010	2009	% Change	2010	2009	% Change

Net sales	$283,269	$256,469	10.4	$1,133,199	$1,034,159	9.6

Cost of sales	183,211	167,742	9.2	724,044	671,110	7.9
Selling and administrative expenses	81,710	77,372	5.6	322,625	302,534	6.6

	264,921	245,114	8.1	1,046,669	973,644	7.5

Operating income	18,348	11,355	61.6	86,530	60,515	43.0

Operating margin	6.5%	4.4%		7.6%	5.9%

Interest expense	4,740	5,362	(11.6)	20,014	22,596	(11.4)
Other expense (income), net	319	620	(48.5)	2,480	(2,027)	NM

Income before income taxes	13,289	5,373	NM	64,036	39,946	60.3

Income taxes (benefit)	1,767	(832)	NM	10,758	945	NM

Net income	$11,522	$6,205	85.7	$53,278	$39,001	36.6

Common dividends	$4,302	$4,380	(1.8)	$17,461	$25,600	(31.8)

Per common share:
Net income:
Basic	$0.21	$0.11	90.9	$0.96	$0.72	33.3
Diluted	0.21	0.11	90.9	0.95	0.72	31.9
Dividends	0.08	0.08	-	0.32	0.48	(33.3)

Average common shares outstanding:
Basic	54,757,849	55,118,278	(0.7)	55,259,732	53,879,976	2.6
Diluted	55,561,753	55,680,735	(0.2)	55,925,187	54,206,426	3.2

Notes:
2009 year-to-date Other expense (income), net included a $3,773 gain on the purchase of certain convertible debt and income taxes included the related tax expense of $1,431.

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended December 31,			Twelve months ended December 31,
	2010	2009	% Change	2010	2009	% Change
Net Sales

Logistics and Manufacturing Services	$135,844	$128,592	5.6	$548,523	$539,139	1.7

Precision Components	149,514	129,907	15.1	595,911	501,467	18.8

Intersegment sales	(2,089)	(2,030)	(2.9)	(11,235)	(6,447)	(74.3)

Total net sales	$283,269	$256,469	10.4	$1,133,199	$1,034,159	9.6

Operating profit

Logistics and Manufacturing Services	$7,621	$5,175	47.3	$36,917	$43,952	(16.0)

Precision Components	10,727	6,180	73.6	49,613	16,563	NM

Total operating profit	18,348	11,355	61.6	86,530	60,515	43.0

Interest expense	4,740	5,362	(11.6)	20,014	22,596	(11.4)

Other expense (income), net	319	620	(48.6)	2,480	(2,027)	NM

Income before income taxes	$13,289	$5,373	NM	$64,036	$39,946	60.3

Notes:
2009 year-to-date Other expense (income), net included a $3,773 gain on the purchase of certain convertible debt.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$13,450	$17,427
Accounts receivable	197,715	160,269
Inventories	216,382	190,792
Deferred income taxes	10,449	23,630
Prepaid expenses and other current assets	12,212	10,562

Total current assets	450,208	402,680

Deferred income taxes	42,722	30,650
Property, plant and equipment, net	218,434	224,963
Goodwill	384,241	373,564
Other intangible assets, net	290,798	303,689
Other assets	16,854	16,444

Total assets	$1,403,257	$1,351,990

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$4,930	$4,595
Accounts payable	98,191	85,588
Accrued liabilities	86,602	73,538
Long-term debt - current	93,141	25,567

Total current liabilities	282,864	189,288

Long-term debt	259,647	321,306
Accrued retirement benefits	112,886	118,693
Other liabilities	35,741	37,990

Stockholders' equity	712,119	684,713

Total liabilities and stockholders' equity	$1,403,257	$1,351,990

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Unaudited

	Twelve months ended December 31,
	2010	2009
Operating activities:
Net income	$53,278	$39,001
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	52,770	51,487
Amortization of convertible debt discount	5,727	5,920
Loss on disposition of property, plant and equipment	266	1,177
Gain on repurchase of convertible notes	--	(3,773)
Stock compensation expense	7,655	4,208
Withholding taxes paid on stock issuances	(440)	(622)
Changes in assets and liabilities:
Accounts receivable	(35,891)	17,531
Inventories	(24,006)	53,523
Prepaid expenses and other current assets	(3,139)	7,056
Accounts payable	12,466	4,149
Accrued liabilities	11,456	(10,151)
Deferred income taxes	(4,009)	(10)
Long-term retirement benefits	(9,692)	(27,447)
Other	(681)	1,434

Net cash provided by operating activities	65,760	143,483

Investing activities:
Proceeds from disposition of property, plant and equipment	1,498	6,808
Capital expenditures	(28,759)	(30,502)
Other	(3,038)	(2,386)

Net cash used by investing activities	(30,299)	(26,080)

Financing activities:
Net change in other borrowings	347	(4,504)
Payments on long-term debt	(359,542)	(226,906)
Proceeds from the issuance of long-term debt	359,917	129,600
Proceeds from the issuance of common stock	5,746	6,687
Common stock repurchases	(28,100)	(314)
Dividends paid	(17,461)	(25,600)
Other	(207)	(832)

Net cash used by financing activities	(39,300)	(121,869)

Effect of exchange rate changes on cash flows	(138)	935

Increase (decrease) in cash and cash equivalents	(3,977)	(3,531)

Cash and cash equivalents at beginning of period	17,427	20,958

Cash and cash equivalents at end of period	$13,450	$17,427